Exhibit 99.1

RLJ ENTERTAINMENT REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2014

SILVER SPRING, MD – May 15, 2014 – RLJ Entertainment Inc., (“RLJ Entertainment” or “the Company”) (NASDAQ: RLJE), today reported results for the first quarter ended March 31, 2014. Full detail of the financial results as well as Management Discussion and Analysis, or MD&A, can be found in the Company’s Form 10-Q to be filed with the SEC.

RLJ Entertainment is a leading creator, owner and distributor of media content across digital, broadcast and physical platforms.  The Company leverages its branding expertise, access to content and direct to consumer skills to optimize the value of its programs for distinct audiences.

RLJ Entertainment is focused on driving growth through the development of interest-based entertainment services for targeted audiences in niche genres including British drama and mystery, urban, action/thriller, and fitness, by using new technologies to deliver that content to consumers.

Robert L. Johnson, Chairman of RLJ Entertainment stated, “During the first quarter we continued to make solid progress refining and executing against our growth strategy and establishing a solid platform to offer exciting new entertainment content to loyal and passionate audiences.  We remain focused on optimizing the exploitation of content across all platforms and believe that this strategy will lead to strong returns for investors over time.”

Miguel Penella, Chief Executive Officer of RLJ Entertainment, commented, “Our financial performance in the first quarter was in line with our expectations as we continued to focus on investing in a targeted portfolio of content offerings and leveraging a strong set of traditional and digital distribution channels. Our results were moderately impacted by lower IP licensing revenues related to the change in timing of the Foyle’s War franchise premiere in 2014 and losses incurred as a result of the terminated feature film output deal we announced in the third quarter of 2013.”

“Looking ahead, we remain committed to positioning RLJ Entertainment for growth over the long-term by securing additional cost savings, strengthening our content investment strategy through capital reallocation, and improving our balance sheet. As result of these ongoing efforts and continued progress on our digital distribution initiatives, the Company remains on pace to deliver improved full-year Adjusted EBITDA over 2013.”

Financial Results for Three Months Ended March 31, 2014

Revenues for the three months ended March 31, 2014 was $30.3 million, a decrease of $10.0 million compared to the three months ended March 31, 2013 of $40.3 million.  The decline in revenue for the first quarter 2014 was primarily driven by a $7.6 million decrease in revenues in the Company’s IP Licensing segment. During the three months ended March 31, 2013, Foyle’s War 8 was released and made up the majority of the IP Licensing revenues for 2013. Currently, Foyle’s War 9 is expected to be released in the third quarter of 2014.

In addition, the Wholesale segment’s revenues declined by $2.5 million in the first quarter of 2014 when compared to the three months ended March 2013. This decline is mostly attributed to a terminated feature film output deal, which was terminated in in the third quarter of 2013 and whose sell-off period ended on March 31, 2014. During the first quarter of 2014, RLJ Entertainment recognized negative net revenues of $1.1 million from the closeout of the terminated feature film output deal, as actual sale returns exceeded the Company’s estimates and current period sales. The decline in revenues was positively offset by an increase in revenues in broadcast and VOD sales of $1.3 million and an increase in revenues within our U.K. operations of $1.1 million when comparing the first quarter of 2014 to 2013.

RLJ Entertainment also experienced growth in its proprietary digital networks within the Direct-to-Consumer segment with revenues of $746,000 for the three months ended March 31, 2014 compared to $179,000 for the three months ended March 31, 2014. As of March 31, 2014, the subscribers for Acorn TV have grown by 32.5% to approximately 75,000 subscribers since December 31, 2013.

Selling, General and Administrative (“SG&A”) expenses were $12.4 million and $13.1 million for the three months ended March 31, 2014 and 2013, respectively.  The decrease in SG&A of $689,000 is primarily attributable to the synergistic savings related to combining Acorn and Image. During the three months ended March 31, 2013, $639,000 of severance charges were incurred as part of the synergistic savings while no severance costs were incurred during the three months ended March 31, 2014.

Adjusted EBITDA for the three months ended March 31, 2014 was a loss of $6.7 million compared to $3.7 million of earnings for the three months ended March 31, 2013.  The decrease in Adjusted EBITDA of $10.5 million is attributable to (1) the timing of the release of our Foyle’s War franchise in the prior year versus the current year ($7.6 million), and (2) the negative gross margin impact of approximately $3.1 million recognized during the current quarter on the close out of the terminated feature film output deal.

Adjusted EBITDA is a non-GAAP financial measure.  See the table on the following pages for reconciliation to U.S. GAAP.

RLJ Entertainment, Inc. (NASDAQ: RLJE) is a premier independent owner, developer, licensee and distributor of entertainment content and programming in primarily North America, the United Kingdom and Australia with over 5,300 exclusive titles. RLJE is a leader in numerous genres via its owned and distributed brands such as Acorn (British TV), Image (feature films, stand-up comedy), One Village (urban), Acacia (fitness), Athena (documentaries) and Madacy (gift sets). These titles are distributed in multiple formats including broadcast television (including satellite and cable), theatrical and non-theatrical, DVD, Blu-Ray, digital download and digital streaming.

Via its relationship with Agatha Christie Limited, a company that RLJE owns 64% of, RLJE manages the intellectual property and publishing rights to some of the greatest works of mystery fiction, including stories of the iconic sleuths Miss Marple and Poirot. RLJE also owns all rights to the hit U.K. mystery series Foyle’s War.

RLJE leverages its management experience to acquire, distribute and monetize existing and original content for its many distribution channels, including its branded digital subscription channels, Acorn TV and Acacia TV, and engages distinct audiences with programming that appeals directly to their unique viewing interests. Through its proprietary e-commerce web sites and print catalogs for the Acorn and Acacia brands, RLJE has direct contacts and billing relationships with millions of consumers.

Forward Looking Statements

This press release may include “forward looking statements” within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Other than statements of historical fact, all statements made in this press release are forward-looking, including, but not limited to, statements regarding industry prospects, future results of operations or financial position, and statements of our intent, belief and current expectations about our strategic direction, prospective and future results and condition.  In some cases, forward-looking statements may be identified by words such as “will,” “should,” “could,” “may,” “might,” “expect,” “plan,” “possible,” “potential,” “predict,” “anticipate,” “believe,” “estimate,” “continue,” “future,” “intend,” “project” or similar words.

Forward-looking statements involve risks and uncertainties that are inherently difficult to predict, which could cause actual outcomes and results to differ materially from our expectations, forecasts and assumptions.  Factors that might cause such differences include, but are not limited to:

▪	Our financial performance, including our ability to achieve revenue growth and Adjusted EBITDA or realize synergies;
▪	Our ability to make scheduled payments or to refinance our debt obligations;
▪	Our ability to satisfy financial ratios;
▪	Our ability to fund planned capital expenditures and development efforts;
▪	Our inability to gauge and predict the commercial success of our programming;
▪	Our ability to estimate sales returns;
▪	The ability of our officers and directors to generate a number of potential investment opportunities;
▪	Our ability to maintain relationships with customers, employees, suppliers and lessors;
▪	Delays in the release of new titles or other content;
▪	The effects of disruptions in our supply chain;
▪	The loss of key personnel;
▪	Our public securities’ limited liquidity and trading; or
▪	Our ability to continue to meet the NASDAQ Capital Market continuing listing standards.

You should carefully consider and evaluate all of the information in this press release, including the risk factors listed above and in our Form 10-K filed with the Securities Exchange Commission (or SEC), including “Item 1A.  Risk Factors.”  If any of these risks occur, our business, results of operations, and financial condition could be harmed, the price of our common stock could decline and you may lose all or part of your investment, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this press release.  Unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any such forward-looking statements that may reflect events or circumstances occurring after the date of this press release.

Readers are referred to the most recent reports filed with the SEC by RLJ Entertainment. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Sloane & Company
Erica Bartsch, 212-446-1875
ebartsch@sloanepr.com

Traci Otey Blunt, 240-744-7858
The RLJ Companies
press@rljcompanies.com

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RLJ ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS
(unaudited)
March 31, 2014 and December 31, 2013

(In thousands, except share data)	March 31,	December 31,
	2014	2013
ASSETS
Cash	$4,972	$7,674
Accounts receivable, net	10,686	20,324
Inventories, net	15,021	15,589
Investments in content, net	89,604	81,641
Prepaid expenses and other assets	3,451	2,527
Property, equipment and improvements, net	2,238	1,759
Equity investment in affiliates	24,625	25,233
Other intangible assets	18,465	19,651
Goodwill	47,066	47,066
Total assets	$216,128	$221,464
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$24,923	$32,331
Accrued royalties and distribution fees	48,790	43,309
Deferred revenue	3,583	4,402
Debt, net of discount	83,095	77,558
Deferred tax liability	1,814	1,814
Stock warrant liability	5,923	4,123
Total liabilities	168,128	163,537
Equity:
Common stock, $0.001 par value, 250 million shares authorized, 13,724,756 and 13,700,862 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	13	13
Additional paid-in capital	86,973	86,938
Accumulated deficit	(39,405)	(29,334)
Accumulated other comprehensive income	419	310
Total equity	48,000	57,927
Total liabilities and equity	$216,128	$221,464

RLJ ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

For the Three Months Ended March 31, 2014 and 2013

	Three Months Ended March 31,
(In thousands, except per share data)	2014	2013

Revenues	$30,272	$40,306
Cost of sales	24,204	27,736
Gross profit	6,068	12,570

Selling expenses	5,773	6,047
General and administrative expenses	5,163	5,674
Depreciation and amortization	1,523	1,427
Total selling, general and administrative expenses	12,459	13,148
LOSS FROM OPERATIONS	(6,391)	(578)

Equity earnings of affiliates	305	649
Interest expense, net	(2,000)	(2,126)
Other expense	(1,677)	(1,077)
LOSS BEFORE PROVISION FOR INCOME TAXES	(9,763)	(3,132)
Provision for income taxes	(308)	(426)
NET LOSS	$(10,071)	$(3,558)
Net loss per common share:

Basic and diluted	$(0.81)	$(0.29)

Weighted average shares outstanding:
Basic and diluted	12,454	12,442

RLJ ENTERTAINMENT, INC.

ADJUSTED EBITDA
(unaudited)

For the Three Months Ended March 31, 2014 and 2013

We define “Adjusted EBITDA” as adjusted earnings before income tax, depreciation, amortization, cash investment in content, interest expense, transaction and severance costs, warrants and stock-based compensation.  Management believes Adjusted EBITDA to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations because it removes material noncash items that allows investors to analyze the operating performance of the business using the same metric management uses. The exclusion of noncash items better reflects our ability to make investments in the business and meet obligations.  Presentation of Adjusted EBITDA is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance.  We use this measure to assess operating results and performance of its business, perform analytical comparisons, identify strategies to improve performance and allocate resources to its business segments. While management considers Adjusted EBITDA to be important measures of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with U.S. GAAP.  Not all companies calculate Adjusted EBITDA in the same manner and the measure as presented may not be comparable to similarly-titled measures presented by other companies.

The following table includes the reconciliation of our consolidated Adjusted EBITDA to consolidated U.S. GAAP net loss:

	Three Months Ended March 31,
(In thousands)	2014	2013

Net loss	$(10,071)	$(3,558)

Amortization of content	14,173	17,269
Cash investment in content	(16,490)	(14,462)
Depreciation and amortization	1,523	1,427
Interest expense	2,000	2,126
Provision for income tax	308	426
Transactions costs and severance	—	639
Warrant liability fair value adjustment	1,800	(204)
Stock-based compensation	35	74
Adjusted EBITDA	$(6,722)	$3,737